EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 (“Registration Statement”) of our report dated December 2, 2019, relating to the consolidated balance sheets of ATIF Holdings Limited as of July 31, 2019 and 2018, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended July 31, 2019, and the related notes included in the Annual Report on Form 20-F of ATIF Holdings Limited for the year ended July 31, 2019. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

June 12, 2020